Exhibt 99.2

Cellular Biomedicine Group Presented Phase IIa Results from CAR-T CD20 Immuno-Oncology Clinical Development Program for Advanced B-cell Non-Hodgkin Lymphoma

SHANGHAI, China and CUPERTINO, Calif., October 28, 2015 /GlobeNewswire/ -- Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biomedicine firm engaged in the development of effective treatments for degenerative and cancerous diseases, today announced results from an ongoing Phase IIa clinical trial evaluating the safety, feasibility and anti-tumor activity of its acquired Chimeric Antigen Receptor-Modified T-Cells (CAR-T) immunotherapy (CBM-CD20.1) targeting CD20 for the treatment of patients with advanced B-cell non-Hodgkin lymphoma (NHL). A total of ten patients were treated with CBM-CD20.1 (seven patients with diffuse large B-cell lymphoma (DLBCL) and three patients with other types of NHL). The Phase IIa results showed that CBM-CD20.1 immunotherapy was safe, well tolerated, and efficacious in the treatment of patients with advanced NHL. The data was selected for an oral presentation entitled “Treatment of CD20-directed Chimeric Antigen Receptor-modified T cells in Patients with advanced B-cell Non-Hodgkin Lymphoma: An Early Phase IIa Trial Report” at the 2015 4th International Conference on Translational Medicine in Baltimore.

About the Trial
The CBM-CD20.1 Phase IIa trial was designed and conducted by Chinese PLA General Hospital ("PLAGH", Beijing, also known as "301 Hospital"), led by Principal Investigator Wei Dong Han, M.D., Ph.D., head of the cancer immunotherapy department and director of molecular immunology department of the life science institute of PLAGH. Ten patients enrolled in the trial that were advanced, CD20 positive B-cell NHL had evaluable clinical safety and efficacy data. Most of the NHL patients failed multiple therapies including radiotherapy, R-CHOP (refers to Rituxan in combination with four chemotherapy drugs) and/or HSCT prior to CBM-CD20.1 treatment. All patients provided written informed consent before enrollment, and received dose escalating infusions of CBM-CD20.1 cells with or without conditioning chemotherapy. Autologous CBM-CD20.1 cells were generated from 80 to 100 ml of peripheral blood after a 10 to 12-day in vitro expansion. Serum cytokines and copy numbers of CAR-CD20.1 transgene in peripheral blood and biopsied tissues were monitored periodically according to assigned protocol.

This study is registered with the U.S. National Institute of Health (NIH) here.

Highlights of Phase IIa clinical trial for CBM-CD20.1 CAR-T in advanced B-cell Non-Hodgkin Lymphoma

●	First known phase IIa report of positive safety and efficacy of CD20 CAR-T in NHL
●	Most NHL patients failed multiple therapies including R-CHOP prior to CBM-CD20.1 treatment
●	Overall disease control rate (DCR) is 100% (10/10)
●	Overall objective response rate (ORR) is 80.0% (8/10) with durable responses observed
●	The ORR in DLBCL is 85.7% (6/7)

Of the ten patients with evaluable clinical outcome, the overall DCR was 100% (10/10). Every patient experienced improvement in clinical outcome. Under standard protocol, an independent review of the clinical data by a separate team of international experts will commence at the end of the trial. Of the ten NHL patients reported here, eight showed a response (five complete remissions (CR) and three partial remissions), and two had stable diseases. The ORR is 80.0% (8/10). Three of five CR patients had clinical durable responses for more than 5 months (and ongoing), and two of three PR patients achieved responses longer than 6 months (and ongoing). Of the seven DLBCL patients, the ORR is 85.7% (three CRs and three PRs). It is worth pointing out that one DLBCL patient, previously from our reported CBM-CD20.1 Phase I trial, has achieved a long durable CR and the response is ongoing after 25 months since the initiation of the CD20 CAR-T treatment. This patient received another CBM-CD20.1 infusion sixteen months post initiation treatment based on the observation that the blood CD20 CAR-T copy number decreased substantially.  Since then, the patient has experienced an eight-month and ongoing CR. All patients from the Phase IIa trial had been treated with R-CHOP and many had relapsed before being treated with CBM-CD20.1. No severe toxicity was observed and no patients experienced drug related deaths. Only two patients experienced Grade 3 toxicity and no cytokine release syndrome (CRS) or tumor lysis symptoms (TLS) developed during CBM-CD20.1 treatment. The molecule levels of the CAR gene (measured by qPCR) showed an inverse correlation to disease recurrence or progression.

The Company previously announced positive Phase I clinical trial results for its acquired CBM-CD19.1, CBM-CD20.1, CBM-CD30.1, and CBM-EGFR.1 CAR-T assets targeting late-stage hematological cancer and solid tumor. Clinical trial data for all four constructs can be found registered with the U.S. National Institute of Health (NIH) here: NCT01864889, NCT01735604, NCT02259556,NCT01869166.

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative and cancerous diseases.  Our developmental stem cell and Immuno-Oncology projects are the result of research and development by scientists and doctors from China and the United States. Our GMP facilities in China, consisting of nine independent cell production lines, are designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include risks inherent in doing business, trends affecting the global economy, including the devaluation of the RMB by China in August 2015 and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 408-973-7884
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 347 481-3711
vivian.chen@grayling.com